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                                                                       EXHIBIT 2

                               WMS INDUSTRIES INC.
                          3401 North California Avenue
                                Chicago, IL 60618

                                                         March 5, 1998

Mr. Neil D. Nicastro
999 North Sheridan Road
Lake Forest, Illinois 60045

Dear Mr. Nicastro:

     In connection with the planned spin-off of all of the shares of Midway Games Inc. ("Midway") owned by WMS Industries Inc. (the "Company") to the stockholders of the Company, you have been asked to relinquish your positions as President, Chief Executive Officer and Chief Operating Officer of the Company and to undertake full time duties on behalf of Midway. The Company recognizes that such change in your employment will benefit the Company by facilitating the Midway spin-off. The Company further recognizes that if the Company requires you to resign your positions as President, Chief Executive Officer and Chief Operating Officer of the Company, the Company would be deemed to violate the Third Amended and Restated Employment Agreement dated July 1, 1996 between you and the Company (the "WMS Employment Agreement"). After consideration of numerous factors, including the terms of the WMS Employment Agreement, the advice of Pearl Meyer & Partners, Inc., compensation consultants, and the anticipated benefits to the Company of the proposed spin-off, you and the Company have agreed as follows:

     a. Except as otherwise specifically provided herein, the WMS Employment Agreement is terminated effective on the spin-off distribution date (the "Effective Date"). If the Effective Date does not occur by June 30, 1998, this letter shall be of no further force and effect.

     b. You will resign as President, Chief Executive Officer and Chief Operating Officer of the Company, effective on the Effective Date, and you will thereafter work full-time for Midway pursuant to your employment agreement with Midway dated July 1, 1996, as the same may be amended from time to time. You will continue to serve as a director of the Company as well as a consultant to the Company pursuant to a consulting agreement dated the date hereof.

     c. As full consideration for payments that would otherwise be made to you or on your behalf under the WMS Employment Agreement with respect to base salary, bonus, retirement and death benefits, (i) you will be paid a lump sum of $2,500,000, payable on the Effective Date and (ii) you will receive 10 year options to purchase 250,000 shares of the Company's common stock at an exercise price equal to the closing price of the Company's Common Stock on the New York Stock Exchange on the later to occur of (i) the Effective Date or (ii) the first day the Company's Common Stock trades ex-dividend on such Exchange. It is understood that the foregoing cash payment will be subject to withholding of income or other taxes as may be required by law to be paid or withheld by the Company. The $1,000,000 life insurance policy referred to in paragraph 3(c) of the WMS Employment Agreement will be assigned to Midway on the Effective Date. The options referred to above shall be exercisable by you or, in the event of your death, by your estate, for their full 10 year term whether or not you remain an employee of or consultant to the Company or Midway;



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Mr. Neil D. Nicastro                    2                          March 5, 1998

provided, however, such Options shall not be exercisable any time after you become employed on a full time basis by a competitor of the Company or Midway (other than the Company or Midway) in violation of your employment agreements with the Company or Midway.

     d. The provisions of Paragraph 8 of the WMS Employment Agreement shall continue in full force and effect.

     e. The Company shall take such steps as may be necessary to permit all stock options currently held by you or received by you pursuant to this letter to remain exercisable by you for the full term of those options whether or not you continue to serve the Company as a director or in any other capacity.

     If the foregoing accurately sets forth your understanding, please execute a copy of this letter in the place provided below.

                                           Very truly yours,

                                           WMS INDUSTRIES INC.

                                           By: /s/ Harold H. Bach, Jr.
                                               ---------------------------------
                                                Harold H. Bach, Jr.
                                                Vice President - Finance

Accepted and Agreed to:

/s/ Neil D. Nicastro
-------------------------------------
NEIL D. NICASTRO

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